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                                                       EXHIBIT 99

                                       Contact: Henry E. Ford
                                                Manager, Investor Relations
                                                (502) 295-5372


FOR IMMEDIATE RELEASE


                         COMMONWEALTH ALUMINUM COMPLETES
                        TENDER OFFER FOR CASTECH ALUMINUM


                               ------------------


                  NEW MANAGEMENT STRUCTURE IMPLEMENTED WITH THE
               CREATION OF FOUR EXECUTIVE VICE PRESIDENT POSITIONS


     LOUISVILLE, Kentucky (September 20, 1996) - Commonwealth Aluminum Corporation (Nasdaq/NM: CALC) today announced that it has completed its previously announced tender offer for CasTech Aluminum Group Inc. (NYSE: CTA). The Company reported that 12,650,418 shares of CasTech common stock, or approximately 98% of the total number outstanding, were tendered at a price of $20.50 per share in cash. Of these, 201,385 shares were subject to Guaranteed Delivery.

     Commonwealth said it expects to complete the acquisition of CasTech by merger of CALC Corporation into CasTech in which the remaining shares of CasTech common stock will be converted into the right to receive $20.50 per share.

     Commonwealth also announced that it has closed the financing for the purchase of the CasTech shares, repayment of outstanding Commonwealth and CasTech borrowings, and payment of transaction expenses. It obtained the funds through a $325 million credit facility led by NatWest Markets and a $125 million private placement of 10-3/4% senior subordinated notes due 2006.

     Commenting on the successful completion of the tender offer and related financing, Mark V. Kaminski, Commonwealth's President and Chief Executive Officer, said, "We are very excited about the strategic opportunities created by this merger. The acquisition of CasTech by Commonwealth creates the largest independent aluminum rolling operation in the United States. Our combined operations provide current capacity for more than one billion pounds of aluminum sheet. We are looking forward to integrating Commonwealth and CasTech to serve our customers better, develop new opportunities for our employees, and create greater value for our shareholders. This transaction also positions us for greater efficiency and further growth.

     "We now have plants in three states, strategically located across the country, which utilize both the direct-chill and continuous casting processes," he continued. "We expect that these capabilities and the broader product lines made possible through different casting technologies will strengthen our position in the industry, create new market opportunities domestically and internationally, and help us maintain a cost structure that has traditionally been among the lowest in the industry." Kaminski noted in particular that the acquisition of CasTech's ALFLEX Division provides additional growth opportunities in the flexible conduit, cable and electrical products markets.

     Kaminski said the acquisition is expected to be accretive to Commonwealth's earnings in the first full year of combined operations. In addition, he said the Company's larger size, increased product and market diversification, and enhanced technological capabilities are expected to reduce earnings volatility in the future.

     For the last fiscal year, Commonwealth and CasTech reported combined net sales of almost $1.1 billion. Shipments for the two companies exceeded 900 million pounds of aluminum sheet and over 475 million feet of electrical wiring products. Commonwealth now employs approximately 2,000 people.

     Kaminski also announced that, in connection with the acquisition of CasTech, the Company has implemented a new senior management structure involving the creation of four Executive Vice President positions.


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CALC Completes Acquisition of CasTech Aluminum
Page 2
September 20, 1996



o Robert D. Lloyd, age 62, joins Commonwealth as Executive Vice President and Chief Operating Officer, responsible for the Company's ALFLEX division. Lloyd, who joined CasTech in 1991, has been in charge of this division for five years.

o Roderick Macdonald, age 48, becomes Executive Vice President, Corporate Systems. Macdonald, who has been with Commonwealth since 1994, was previously Vice President, Human Resources.

o Donald L. Marsh, Jr., age 50, becomes Executive Vice President and Chief Financial Officer. Marsh, who joined Commonwealth in 1996, was previously Vice President, Finance and Chief Financial Officer.

o Fred N. Mudge, age 63, will join Commonwealth in October as Executive Vice President and Chief Operating Officer, responsible for all of the Company's aluminum sheet operations. Mudge presently is Secretary of the Kentucky Transportation Cabinet, which oversees the operation of the state's transportation systems. Prior to joining the Cabinet, he was President and Chief Executive Officer of Logan Aluminum, Inc. for 10 years and held various positions for more than 20 years with Atlantic Richfield and Anaconda Aluminum Company.

     "I am pleased to announce the addition of Bob Lloyd and Fred Mudge to our management team, as well as the promotion of Roddy Macdonald and Don Marsh," Kaminski said. "This new structure appropriately focuses the talents of our management to provide the leadership necessary to ensure the smooth integration of the two companies. Moreover, it will enhance the flexibility of our organization to capitalize on the opportunities for growth made possible by this acquisition."

     Commonwealth is being advised by Morgan Stanley & Co. Incorporated, which also has acted as dealer manager on this transaction. CasTech is being advised by Merrill Lynch & Co.

     Commonwealth is one of North America's leading manufacturers of aluminum sheet for the transportation, construction and consumer durables end-use markets. The Company also is a leading manufacturer of electrical flexible conduit and prewired armored cable made principally from aluminum sheet. Commonwealth has manufacturing facilities in Lewisport, Kentucky - one of the largest multi-purpose aluminum rolling mills in North America - as well as in Akron, Bedford and Uhrichsville, Ohio, and Carson, Long Beach and Torrance, California.